Exhibit 10.1
FIRST AMENDMENT TO
AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT
     THIS FIRST AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (“First Amendment”) is made as of the 21st day of December, 2005 by and among Home Products International-North America, Inc. (“Borrower”), the lenders who are signatories hereto (“Lenders”), and Bank of America, N.A. (“B of A”), as successor-in-interest to Fleet Capital Corporation, as agent for Lenders hereunder (B of A, in such capacity, being “Agent”).
W I T N E S S E T H:
     WHEREAS, Borrower, Agent’s predecessor-in-interest, Fleet Capital Corporation, and Lenders entered into a certain Amended and Restated Loan and Security Agreement dated as of December 14, 2004 (said Amended and Restated Loan and Security Agreement is hereinafter referred to as the “Loan Agreement”); and
     WHEREAS, Borrower desires to amend and modify certain provisions of the Loan Agreement and, subject to the terms hereof, Agent and Lenders are willing to agree to such amendments and modifications;
     NOW THEREFORE, in consideration of the premises, the mutual covenants and agreements herein contained, and any extension of credit heretofore, now or hereafter made by Agent and Lenders to Borrowers, the parties hereto hereby agree as follows:
     1. Definitions. All capitalized terms used herein without definition shall have the meaning given to them in the Loan Agreement.
     2. Amended and Additional Definitions. The definition of “Applicable Margin” contained in Appendix A to the Loan Agreement is hereby deleted and the following is inserted in its stead. The following definitions of “First Amendment” and “First Amendment Effective Date” are hereby inserted into Appendix A to the Loan Agreement in appropriate alphabetical order.
    “Applicable Margin — the percentages set forth below with respect to Base Rate Advances, LIBOR Advances, letter of credit fees and unused line fees, which percentages shall be set on the First Amendment Effective Date and adjusted on the first day of the month following the month in which the Borrowing Base Certificate for the period ended December 31, 2005 is delivered to Agent pursuant to Subsection 8.1.4 and quarterly thereafter on the first day of the month following the month in which the Borrowing Base Certificates for periods ending on each subsequent March 31, June 30, September 30 and December 31 are delivered to Agent pursuant to Subsection 8.1.4 by reference to Borrower’s Average Gross Availability for the period ended on December 31, 2005, or the most recent March 31, June 30, September 30 and December 31, as applicable, in accordance with the following:

	Applicable Margin
	LIBOR	Base Rate	Unused Line	Letter of Credit and
Average Gross Availability	Advances	Advances	Fee	LC Guaranty Fees

>$30,000,000	1.50%	0.00%	0.25%	1.50%

≤$30,000,000 but >$20,000,000	1.75%	0.00%	0.375%	1.75%

≤$20,000,000	2.00%	0.25%	0.50%	2.00%
    Each change in Applicable Margin shall be effective prospectively as of the first day of the fiscal month of Borrower next following the fiscal month during which the applicable Borrowing Base Certificates for the periods ended December 31, 2005, and each subsequent June 30, September 30, December 31 and March 31 of Borrower are delivered to Agent pursuant to Subsection 8.1.4, commencing with the delivery of the Borrowing Base Certificate for the period ending December 31, 2005.
    From the First Amendment Effective Date until the first adjustment date as provided above, the Applicable Margin shall be 1.75% (LIBOR Advances), 0.00% (Base Rate Advances), 0.375% (unused line fee) and 1.75% (Letter of Credit and LC Guaranty fee). At any time when Borrower has failed to deliver to Agent Borrowing Base Certificates for any period ended on March 31, June 30, September 30 and December 31 within the Original Term and such failure has not been cured to Agent’s reasonable satisfaction, the Applicable Margin shall be the highest percentages set forth in the above schedule.
*     *     *
    First Amendment – that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of December ___, 2005 by and among Borrowers, Agent and Lenders.
    First Amendment Effective Date – as defined in Section 6 of the First Amendment.”
     3. Termination Fee. The following is inserted into the Loan Agreement as Section 2.8:
    “2.8 Termination Fee. If Borrower elects to terminate this Agreement pursuant to subsection 4.2.2 hereof, at the effective date of such termination, Borrower shall pay to Agent, for the ratable benefit of Lenders (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents) and any amounts owing pursuant to subsection 3.2.5, as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to 0.25% of the Total Credit Facility if termination occurs prior to November 14, 2008. If termination occurs on or after November 14, 2008, no termination fee shall be payable. The foregoing notwithstanding, Agent and Lenders agree to waive any such termination fee if the Obligations are repaid from the proceeds of a credit facility provided by Bank.”

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     4. Financial Covenants. As of the “First Amendment Effective Date” (as defined in Section 6 below), Exhibit 8.3 attached to the Loan Agreement is deleted in its entirety and Exhibit 8.3 attached hereto is inserted in its stead.
     5. Execution in Counterparts. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     6. Conditions Precedent. This First Amendment shall become effective on the date on which Borrower, Agent and Lenders shall have executed and delivered to each other this First Amendment. The date on which all of the conditions precedent to the effectiveness of this First Amendment have been satisfied or waived is hereinafter referred to as the “First Amendment Effective Date.”
     7. Continuing Effect. Except as otherwise specifically set out herein, the provisions of the Loan Agreement shall remain in full force and effect.
(Signature Page Follows)

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Exhibit 10.1
(Signature Page to First Amendment to
Amended and Restated Loan and Security Agreement)
     IN WITNESS WHEREOF, this First Amendment has been duly executed as of the day and year specified at the beginning hereof.

HOME PRODUCTS INTERNATIONAL-NORTH AMERICA, INC. (“Borrower”)
By:	/s/ Donald J. Hotz
	Name:	Donald J. Hotz
	Title:	CFO

BANK OF AMERICA, N.A., (“Agent” and a “Lender”), as successor-in-interest to Fleet Capital Corporation
By:	/s/ Edward M. Bartkowski
	Name:	Edward M. Bartkowski
	Title:	Senior Vice President

CONSENTED AND AGREED TO this 21st day of December, 2005. HOME PRODUCTS INTERNATIONAL, INC.
By:	/s/ Donald J. Hotz
	Name:	Donald J. Hotz
	Title:	CFO

EXHIBIT 8.3
FINANCIAL COVENANTS
     DEFINITIONS
     Consolidated Net Income — with respect to any fiscal period, the net income (or loss) of Borrower determined in accordance with GAAP on a Consolidated basis; provided, however, Consolidated Net Income shall not include: (a) the income (or loss) of any Person (other than a subsidiary of Borrower) in which Borrower or any of its wholly-owned subsidiaries has an ownership interest unless received in a cash distribution or requiring the payment of cash; (b) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of Borrower or is merged into or consolidated with Borrower; (c) all amounts included in determining net income (or loss) in respect of the write-up of assets on or after the Closing Date, including the subsequent amortization or expensing of the written-up portion of the assets; (d) extraordinary gains as defined under GAAP and extraordinary losses pursuant to the extinguishment of debt, net of the related tax effects; and (e) gains (or losses) from asset dispositions (other than sales of inventory).
     Consolidated EBITDA — for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Money Borrowed (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), (f) any other non-cash charges (including, without limitation, the amount of any non-cash deduction to Consolidated Net Income as a result of any grant to members of management of any capital stock of Borrower), (g) to the extent not included in item (e) above, non-cash charges or expenses incurred as a result of plant or facility closures, (h) to the extend not included in item (e) above, charges and expenses for non-cash, non-recurring, restructuring items and (i) to the extent not included in item (e) above, costs and expenses owing in connection with the consummation of the Tender Offer in a maximum amount not to exceed Eleven Million Dollars ($11,000,000) and minus to the extent included in the statement of such Consolidated Net Income for such period, the sum of (x) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business), and (y) any other non-cash income, all as determined on a consolidated basis and (z) to the extent not already included in the determination of Consolidated EBITDA, cash charges or expenses incurred as a result of plant or facility closings or cash charges or expenses relating to the items described in item (h) above.
     Fixed Charge Coverage Ratio – with respect to any period, the ratio of (i) Consolidated EBITDA for such period minus the sum of (a) any provision for income taxes payable in cash
Exhibit 8.3 — Page 1

and included in the determination of net earnings for such period plus (b) Capital Expenditures during such period, to (ii) Fixed Charges for such period, all as determined on a Consolidated basis and in accordance with GAAP.
     Fixed Charges – with respect to any period, the sum of: (i) scheduled principal payments required to be made or occurring during such period in respect to Indebtedness for Money Borrowed (including the principal portion of Capitalized Lease Obligations, scheduled principal payments on the Senior Subordinated Notes and scheduled reductions of the Fixed Asset Component but excluding principal payments made on Revolving Credit Loans), plus (ii) Cash Interest Expense for such period, plus (iii) Distributions made by Borrower within such period, all as determined for Borrower and its Subsidiaries on a Consolidated basis and in accordance with GAAP.
     COVENANTS
     Gross Availability — Borrower shall maintain at all times Gross Availability of at least (x) Ten Million Dollars ($10,000,000) for the period from the First Amendment Effective Date until the date (the “First Step-Down Date”) on which Agent receives Borrower’s financial statements for the fiscal period ended March 31, 2007, (y) $7,500,000 from the First Step-Down Date until the date on which Agent receives Borrower’s financial statements for the fiscal period ended September 30, 2007 and (z) Five Million Dollars ($5,000,000) at all times thereafter.
     Fixed Charge Coverage Ratio — Borrower shall not permit the Fixed Charge Coverage Ratio for any fiscal period listed below to be less than the ratio set forth opposite such fiscal period in the following schedule:

Fiscal Period	Fixed Charge Coverage Ratio
January 1, 2007 to March 31, 2007	1.00 to 1

January 1, 2007 to June 30, 2007	1.00 to 1

January 1, 2007 to September 30, 2007	1.02 to 1

January 1, 2007 to December 31, 2007 and each four consecutive fiscal quarters ending on any March 31, June 30, September 30 or December 31 thereafter	1.05 to 1
Exhibit 8.3 — Page 2